Exhibit 99.1
STRATUM HOLDINGS, INC.
Three Riverway, Suite 1590
Houston, Texas 77056
(713) 479-7050
Fax (713) 479-7080

Contact:
D. Hughes Watler, Jr.	OTCBB: STTHD
Chief Financial Officer
(713) 479-7050
www.stratum-holdings.com

STRATUM HOLDINGS, INC. ANNOUNCES
COMPLETION OF REVERSE STOCK SPLIT

Houston, Texas – December 17, 2009.  Stratum Holdings, Inc. (the “Company”) today announced the completion of a reverse stock split of the Company's common stock at a split ratio of 1-for-10, pursuant to a plan approved by the Company’s Board of Directors.

As a result of the reverse stock split, every ten pre-split shares of the Company's common stock, $.001 par value per share, issued and outstanding immediately prior to December 17, 2009 will automatically be exchanged for one post-split share of common stock, $.01 par value per share, with any fractional shares resulting from the exchange being rounded up to the nearest whole share.  Accordingly, the number of shares of the Company's common stock issued and outstanding has been reduced from 26,556,429 shares to approximately 2,655,643 shares, without accounting for fractional shares.  Also as a result of the reverse stock split, the number of shares of common stock that the Company is authorized to issue has been reduced from 50,000,000 shares to 5,000,000 shares.

Effective December 17, 2009, the Company's common stock will be quoted on the OTC Bulletin Board under the symbol "STTHD" for a period of 20 business days.  Thereafter, the “D” will be removed from the Company's trading symbol, and it will revert to the previous symbol, "STTH."

The Company has elected to treat the reverse stock split as a non-mandatory exchange.  As a result, there will be no letter of transmittal sent to the Company’s shareholders directing them to exchange their existing stock certificates.  Rather, shareholders will retain their existing pre-split stock certificates until such time as they are submitted to the Company’s transfer agent, X-Clearing Corporation, for sale and will then be replaced by post-split stock certificates.  Shareholder questions related to the Company’s stock certificates may be directed to X-Clearing Corporation at (303) 573-1000.

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Stratum Holdings, Inc. conducts operations in the domestic Exploration & Production business and in the Canadian Energy Services business.  Through its wholly-owned subsidiaries, CYMRI, L.L.C. and Triumph Energy, Inc., Stratum owns working interests in approximately 60 operated and non-operated oil and gas wells in South Texas and South Louisiana, with net production of approximately 1,000 MCF equivalent per day.  Stratum’s operations in the Canadian Energy Services business are conducted through its wholly-owned subsidiary, Decca Consulting, Ltd.  Decca provides drilling and completion consulting services to oil and gas operators in Canada.